                                                                                    FOR IMMEDIATE RELEASE:

Media Relations:	Investor Relations:
FastLane Communications Chris Faust (973) 582-3498 cfaust@fast-lane.net	Wolfe Axelrod Weinberger Associates, LLC Donald C. Weinberger; Adam Lowensteiner (212) 370-4500; (212) 370-4505 don@wolfeaxelrod.com adam@wolfeaxelrod.com

Onstream Media Corporation Announces Fiscal 2012 and Fourth Quarter Financial Results

- Company Reports Record Annual Revenues and Reduction in Operating Expenses -

- Management to Hold Conference Call for Investment Community on

Wednesday, January 16, 2013 at 4:30pm ET -

POMPANO BEACH, FL, January 16, 2013 – Onstream Media Corporation (OTCQB: ONSM), a leading online service provider of live and on-demand corporate audio and web communications and virtual event technology with integrated social media marketing tools, reported yesterday its financial results for the fiscal year and fourth quarter ended September 30, 2012.

Highlights

•         Consolidated operating revenue was approximately $18.2 million for the year ended September 30, 2012, an increase of approximately $459,000 (2.6%) from the prior fiscal year, due to increased revenues of the Audio and Web Conferencing Services Group. This represents a new corporate record.

•         Audio and Web Conferencing Services Group revenues were approximately $10.4 million for the year ended September 30, 2012, an increase of approximately $835,000 (8.7%) from the prior fiscal year. This represents a new Group record, with the increase primarily a result of increased audio conferencing revenues in the Infinite division.

•         Onstream’s EBITDA, as adjusted, for the three months ended September 30, 2012 was approximately $31,000, an approximately $351,000 improvement as compared to negative EBITDA, as adjusted, of approximately ($320,000) for the fourth quarter of fiscal 2011.

•         Cash flow from operating activities (before changes in current assets and liabilities other than cash) for the three months ended September 30, 2012 was approximately $125,000, compared to cash used in operating activities of approximately $12,000 for the three months ended September 30, 2011.

•         Cash flow from operating activities (before changes in current assets and liabilities other than cash) for the year ended September 30, 2012 was approximately $677,000, representing an increase of approximately $406,000, or 149.5%, as compared to approximately $271,000 operating cash flow for fiscal 2011.

•         On November 30, 2012 Onstream acquired certain assets and operations of Intella2 Inc., a San Diego-based communications company (“Intella2”). The acquisition included a list of over 2,500 customers as well as software licenses, equipment and network infrastructure and a non-compete. The service capabilities acquired from Intella2 include audio conferencing, web conferencing, text messaging, and voicemail.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, stated, “We made several strategic changes during fiscal 2012, which have begun to take hold and bode well for improved performance in fiscal 2013 and beyond. While fiscal 2012 proved to be a transitional year, revenues for the year were a record and our expenses were lowered while maintaining strong gross margin levels. In addition, during fiscal 2012 we saw an increase in our cash flow from operating activities, as we define it, and that represented the second fiscal year in a row that we have reported positive cash flow from operating activities for the full year.”

Mr. Selman added, “In addition, we were able to acquire certain assets and operations of Intella2, shortly after the close of fiscal 2012. The total preliminary purchase price was approximately $1.1 million of which we paid approximately $760,000 in cash as of November 30, 2012. We are expecting to reflect positive operating cash flow from these acquired operations in our fiscal 2013 financial statements for the ten months from December 1, 2012 through September 30, 2013.”

Mr. Selman continued, “Looking into fiscal 2013, we believe that our webcasting division revenues will be favorably impacted by a comprehensive update to our webcasting platform which we are releasing this month. Additionally, we also expect webcasting sales to increase as a result of the implementation of a fixed rate pricing plan for MarketPlace365 that includes webcasting services and more particularly, our webinar services. This new plan enables the show organizer to sell inexpensively or give away the exhibitor booths and instead charge for the webinars as a lead generation tool.”

Mr. Selman concluded, “We are pleased with the initiatives we implemented in fiscal 2012 and believe the groundwork has been established for a successful fiscal 2013. We anticipate that we have several key catalysts going forward that should benefit shareholders, specifically speaking, our acquisition of Intella2, our new webcasting platform, and continued expense controls. With these items in place, we are confident in showing improved top and bottom lines for fiscal 2013.”

Financial Discussion

Three Months Results

Our consolidated revenues of approximately $4.2 million for the three months ended September 30, 2012  represented a decrease of approximately $167,000 versus our revenues for the three months ended September 30, 2011. However, this decline was primarily related to the loss of a single customer that we were providing streaming services to at very little margin, as part of a larger business relationship that is still in place. Therefore, the loss of this customer and the related revenues did not have a material impact on our net operating results.

Audio and Web Conferencing Services Group revenues were approximately $2.5 million for the three months ended September 30, 2012, an increase of approximately $13,000, or 0.5%, versus the corresponding quarter of the prior fiscal year.

Digital Media Services Group revenues were approximately $1.7 million for the three months ended September 30, 2012, a decrease of approximately $180,000, or 9.7%, from the corresponding period of the prior fiscal year, primarily due to the loss of the streaming customer discussed above.

Gross margin of approximately $2.8 million for the three months ended September 30, 2012, representing 67.8% of total revenues, was an increase of approximately $18,000, or 0.6%, as compared to the year-ago quarter.

Onstream’s fourth quarter fiscal 2012 net loss of approximately $1.0 million, or $(0.08) per share, was based on approximately 12.6 million weighted average shares outstanding and represented an approximately $1.5 million, or 59.7% decrease from the fourth quarter fiscal 2011 net loss of approximately $2.5 million, or $(0.22) per share, which was based on approximately 11.4 million weighted average shares outstanding.

Onstream’s EBITDA, as adjusted, for the three months ended September 30, 2012 was approximately $31,000, an approximately $351,000 improvement as compared to negative EBITDA, as adjusted, of approximately ($320,000) for the fourth quarter of fiscal 2011.

Cash flow from operating activities (before changes in current assets and liabilities other than cash) for the three months ended September 30, 2012 was approximately $125,000, compared to cash used  in operating activities of approximately $12,000 for the three months ended September 30, 2011.

Twelve Months Results

Consolidated operating revenue was approximately $18.2 million for the year ended September 30, 2012, an increase of approximately $459,000 (2.6%) from the prior fiscal year, due to increased revenues of the Audio and Web Conferencing Services Group.

Audio and Web Conferencing Services Group revenues were approximately $10.4 million for the year ended September 30, 2012, an increase of approximately $835,000 (8.7%) from the prior fiscal year. This increase was primarily a result of increased audio conferencing revenues in the Infinite division.

Infinite division revenues increased by approximately $767,000 (10.1%) for the year ended September 30, 2012 as compared to the prior fiscal year. This was due to a 16.9% increase in the number of minutes billed by the Infinite division, which was approximately 123.0 million for the year ended September 30, 2012, as compared to approximately 105.2 million minutes billed for the prior fiscal year. The revenue impact of this increase in billed minutes was partially offset by a decrease in the average revenue per minute, which was approximately 7.0 cents for the year ended September 30, 2012, as compared to approximately 7.3 cents for the prior fiscal year.

Digital Media Services Group revenues were approximately $7.7 million for the year ended September 30, 2012, a decrease of approximately $377,000 (4.6%) from the prior fiscal year, primarily due to the loss of the streaming customer discussed above.

Consolidated gross margin was approximately $12.1 million for the year ended September 30, 2012, an increase of approximately $281,000 (2.4%) from the prior fiscal year. Consolidated gross margin percentage was 66.4% for the year ended September 30, 2012, versus 66.5% for the prior fiscal year.

Onstream’s net loss of approximately $2.6 million, or $(0.22) per share, for fiscal 2012 was based on approximately 12.2 million weighted average shares outstanding and represented an approximately $2.6 million, or 49.3%, decrease from the net loss for fiscal 2011 of approximately $5.2 million, or $(0.52) per share, which was based on approximately 10.0 million weighted average shares outstanding.

Onstream’s EBITDA, as adjusted, for the fiscal year ended September 30, 2012 was negative by approximately $13,000, an approximately 98.6% improvement as compared to EBITDA, as adjusted, for fiscal 2011, which was negative by approximately $933,000.

Cash flow from operating activities (before changes in current assets and liabilities other than cash) for the year ended September 30, 2012 was approximately $677,000, representing an increase of approximately $406,000, or 149.5%, as compared to approximately $271,000 for fiscal 2011.

Teleconference

Onstream’s leadership team will conduct a conference call at 4:30 p.m. ET today (Wednesday, January 16, 2013) to discuss those financial results. During this teleconference, Mr. Randy Selman, President and Chief Executive Officer of Onstream and Mr. Robert Tomlinson, the company's Chief Financial Officer, will also discuss the company's recent acquisition of Intella2 as well as provide an outlook for fiscal 2013. The discussion will be followed by an open Q&A session. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=91510 or by calling 1-888-645-4404 or 201-604-0169. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=91510.

About Onstream Media:

Onstream Media Corporation (OTCQB: ONSM), is a leading online service provider of live and on-demand corporate audio and web communications and  virtual event technology with integrated social media marketing tools. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The company's MarketPlace365® solution enables publishers, associations, tradeshow promoters and entrepreneurs to rapidly and cost effectively self-deploy their own online virtual marketplaces. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures, and the U.S. Government. Onstream Media's strategic relationships include Akamai, BT Conferencing, and Trade Show News Network (TSNN). For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Financial Tables Follow

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30,		Three Months Ended September 30,
	2012	2011	2012	2011
			(unaudited)	(unaudited)
REVENUE:
Audio and web conferencing	$ 8,363,030	$ 7,595,779	$ 1,969,275	$ 1,997,661
Webcasting	5,937,701	6,088,804	1,398,365	1,393,938
DMSP and hosting	1,697,421	1,973,311	257,984	440,844
Network usage	1,964,176	1,912,604	491,871	470,062
Other	197,007	130,206	63,664	46,417
Total revenue	18,159,335	17,700,704	4,181,159	4,348,922

COSTS OF REVENUE:
Audio and web conferencing	2,452,499	2,441,849	545,661	698,259
Webcasting	1,851,679	1,639,469	499,948	432,690
DMSP and hosting	794,783	901,248	35,818	173,997
Network usage	924,899	853,290	227,211	208,240
Other	79,515	89,908	37,545	18,541
Total costs of revenue	6,103,375	5,925,764	1,346,183	1,531,727

GROSS MARGIN	12,055,960	11,774,940	2,834,976	2,817,195

OPERATING EXPENSES:
General and administrative:
Compensation	7,879,319	8,655,143	1,833,250	2,096,408
Professional fees	1,958,533	1,959,746	390,193	525,020
Other	2,283,888	2,224,649	591,307	595,189
Impairment loss on goodwill and other intangible assets	550,000	1,700,000	550,000	1,700,000
Depreciation and amortization	1,401,433	1,489,650	346,712	372,225
Total operating expenses	14,073,173	16,029,188	3,711,462	5,288,842

Loss from operations	(2,017,213)	(4,254,248)	(876,486)	(2,471,647)

OTHER EXPENSE, NET:
Interest expense	(775,462)	(1,270,395)	(209,667)	(246,278)
Gain from adjustment of derivative liability to fair value	106,837	198,193	60,019	117,055
Other income, net	53,162	131,488	10,952	79,861

Total other expense, net	(615,463)	(940,714)	(138,696)	(49,362)

Net loss	$ (2,632,676)	$ (5,194,962)	$ (1,015,182)	$ (2,521,009)

Loss per share – basic and diluted:

Net loss per share	$ (0.22)	$ (0.52)	$ (0.08)	$ (0.22)

Weighted average shares of common stock outstanding – basic and diluted	12,188,002	9,988,585	12,556,130	11,394,838

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO EBITDA AND EBITDA, AS ADJUSTED

	Year ended September 30,		Three months ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net loss	$ (2,632,676)	$ (5,194,962)	$ (1,015,182)	$ (2,521,009)
Add: Depreciation and amortization	1,401,433	1,489,650	346,712	372,225
Add: Interest expense	775,462	1,270,395	209,667	246,278
EBITDA	$ (455,781)	$ (2,434,917)	$ (458,803)	$ (1,902,506)

EBITDA	$ (455,781)	$ (2,434,917)	$ (458,803)	$ (1,902,506)
Add: Impairment loss on goodwill and other intangible assets	550,000	1,700,000	550,000	1,700,000
Less: Gain from adjustment of derivative liability to fair value	(106,837)	(198,193)	(60,019)	(117,055)
EBITDA, as adjusted	$ (12,618)	$ (933,110)	$ 31,178	$ (319,561)

EBITDA is defined as earnings (loss) before interest, depreciation, income taxes and amortization.

EBITDA, as adjusted, represents EBITDA, as defined above, adjusted for impairment loss on goodwill and other intangible assets and for gain from adjustment of derivative liability to fair value.

EBITDA and EBITDA, as adjusted, are non-U.S. GAAP financial measures.

Management believes EBITDA and EBITDA, as adjusted, to be meaningful indicators of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA and EBITDA, as adjusted, is commonly used by financial analysts and others who follow our industry to measure operating performance. While management considers EBITDA and EBITDA, as adjusted, to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP). EBITDA and EBITDA, as adjusted, do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or EBITDA, as adjusted, in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2012	September 30, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 359,795	$ 290,865
Accounts receivable, net of allowance for doubtful accounts	2,357,726	2,453,390
Prepaid expenses	293,294	580,185
Inventories and other current assets	146,159	139,099
Total current assets	3,156,974	3,463,539
PROPERTY AND EQUIPMENT, net	2,841,115	2,714,676
INTANGIBLE ASSETS, net	277,579	785,927
GOODWILL, net	10,146,948	10,696,948
OTHER NON-CURRENT ASSETS	146,215	104,274
Total assets	$ 16,568,831	$ 17,765,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 1,634,110	$ 1,573,703
Accrued liabilities	1,398,668	1,193,473
Amounts due to directors and officers	669,697	396,392
Deferred revenue	138,856	96,437
Notes and leases payable – current portion, net of discount	1,650,985	1,533,966
Convertible debentures – current portion, net of discount	407,384	407,790
Total current liabilities	5,899,700	5,201,761
Notes and leases payable, net of current portion and discount	189,857	11,962
Convertible debentures, net of current portion and discount	801,844	1,031,870
Detachable warrants, associated with sale of common shares and Series A-14 Preferred	81,374	188,211
Total liabilities	6,972,775	6,433,804

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A-13 Convertible Preferred stock, par value $.0001 per share, authorized 170,000 shares, 17,500 and 35,000 issued and outstanding, respectively	2	3
Series A-14 Convertible Preferred stock, par value $.0001 per share, authorized 420,000 shares, 160,000 and 420,000 issued and outstanding, respectively	16	42
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 12,902,217 and 11,779,521 issued and outstanding, respectively	1,289	1,177
Additional paid-in capital	141,199,626	140,291,514
Unamortized discount	-	(146,418)
Accumulated deficit	(131,604,877)	(128,814,758)
Total stockholders’ equity	9,596,056	11,331,560
Total liabilities and stockholders’ equity	$ 16,568,831	$ 17,765,364